EXHIBIT 4


                       THIRD AMENDMENT TO RIGHTS AGREEMENT
                       -----------------------------------

This Third Amendment (the "Amendment"), dated and effective as of January 1, 2004 and executed by and among FPL Group, Inc., a Florida corporation (the "Company"), EquiServe Trust Company, N.A. ("EquiServe"), as successor to Fleet National Bank, a national banking association (formerly known as The First National Bank of Boston), and Computershare Investor Services, LLC, a Delaware limited liability company ("Computershare"), hereby amends the Rights Agreement between the Company and EquiServe dated as of July 1, 1996 and amended thereafter (the "Rights Agreement").

                               W I T N E S S E T H

         WHEREAS, the Company and EquiServe previously entered into the Rights Agreement, pursuant to which EquiServe was appointed to serve as the Rights Agent; and

         WHEREAS, EquiServe desires to resign as Rights Agent and the Company desires to accept such resignation and appoint Computershare as successor Rights Agent under the Rights Agreement; and

         WHEREAS, in connection with the resignation of EquiServe as Rights Agent and the appointment of Computershare as successor Rights Agent, the Company, EquiServe and Computershare desire to amend the Rights Agreement in certain respects.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties agree as follows:

         1.   Resignation of EquiServe as Rights Agent. EquiServe hereby resigns
              ----------------------------------------
as Rights Agent under the Rights Agreement and the Company hereby accepts EquiServe's resignation.

         2.   Appointment of the Successor Rights Agent. The Company hereby
              -----------------------------------------
appoints Computershare as successor Rights Agent under the Rights Agreement and Computershare hereby accepts such appointment and confirms that it satisfies the qualifications for a successor Rights Agent set forth in the Rights Agreement, as amended hereby.

         3.   Waiver of Prior Written Notice. The Company, EquiServe and
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Computershare each waive any requirements of prior written notice of a change of the Rights Agent under the Rights Agreement.

         4.   Amendment of Rights Agreement. The Rights Agreement is hereby
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further amended as follows:

         (a) "Computershare Investor Services, LLC" is hereby substituted throughout the Rights Agreement, Exhibits and other attachments for "The First National Bank of Boston," or "Fleet National Bank," including substituting all abbreviations therefor.


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         (b)  Section 1(e) is hereby amended by deleting the definition of
"Business Day" in its entirety and substituting the following definition:

              "Business Day" shall mean any day other than a Saturday, Sunday,
               ------------
              or a day on which the New York Stock Exchange is authorized or obligated by law or executive order to close.


         (c) The second sentence of Section 18 is hereby amended to read as follows: "The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Rights Agreement, including the costs and expenses of defending against any claim of liability in the premises."

         (d) Section 20(c) is hereby amended to read as follows: "The Rights Agent shall be liable hereunder to the Company only for its own gross negligence, bad faith or willful misconduct."

         (e) The fifth sentence of Section 21 is hereby amended to read as follows: "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation or limited liability company organized and doing business under the laws of the United States or of the Commonwealth of Massachusetts or the State of New York (or of any other state of the United States so long as such corporation is authorized to do business in the Commonwealth of Massachusetts or the State of New York), in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million or (b) an Affiliate of a corporation described in clause (a) of this sentence."

         (f) Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent by the Company and substituting in lieu therefor the following:

              Computershare Investor Services, LLC
              Two North LaSalle Street
              Chicago, Illinois 60602
              Attention:  Relationship Manager

              with a copy to:

              Computershare Investor Services, LLC
              Two North LaSalle Street
              Chicago, Illinois 60602
              Attention:  Cindy Nisley


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


         (g)  Section 31 is hereby amended to read as follows: "Governing Law.
                                                                -------------
This Rights Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, provided, however all provisions regarding the rights, duties, and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Illinois."

         5.   Continued Effectiveness. The parties hereto hereby acknowledge and
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agree that, except as specifically supplemented and amended, changed or modified hereby, the Rights Agreement, as previously amended to the date hereof, shall remain in full force and effect in accordance with its terms.

         6.   Execution in Counterparts. This Amendment may be executed in any
              -------------------------
number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

         7.   Terms. Except as otherwise expressly provided herein, or unless
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the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. Upon the effectiveness of this Amendment, the term "Rights Agreement" as used in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

                                  FPL GROUP, INC.

                                  By  /s/ Mary Lou Kromer
                                    --------------------------------------------
                                  Its Vice President of Corporate Communications


                                  EQUISERVE TRUST COMPANY, N.A.

                                  By  /s/ Georgia F. Lonkart
                                    --------------------------------------------
                                  Its Senior Managing Director


                                  COMPUTERSHARE INVESTOR
                                  SERVICES, LLC

                                  By  /s/ Sharon Tulloch
                                    --------------------------------------------
                                  Its Chief Financial Officer


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